                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement

[_]Confidential, for use of the
   Commission only (as permitted by
   Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                 PFIZER INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                                             Pfizer Inc
                                             235 East 42nd Street
                                             New York, NY 10017-5755


                                             ----------------------------------
[LOGO] Pfizer
                                             WILLIAM C. STEERE, JR.
                                             Chairman of the Board and
                                             Chief Executive Officer

March 19, 1997

Dear Fellow Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders of Pfizer Inc. which will be held on Thursday, April 24, 1997 at 10:00 a.m. in the Empire State Ballroom of the Grand Hyatt Hotel, 42nd Street and Lexington Avenue, New York, NY. Directions to the meeting site and a map of the meeting site area can be found at the end of the attached Proxy Statement.
  This booklet includes the Notice of the Annual Meeting of Shareholders and the Proxy Statement. The Proxy Statement describes the business that will be transacted at the Annual Meeting and also provides important information about the Company and the items to be voted upon that you should consider when you vote your shares.
  At this year's meeting, among other things, you will be asked to consider and to vote upon the election of four directors. All four nominees currently are directors of the Company. Their diversified experience and backgrounds have enabled them to contribute significantly to the success of the Company. Accordingly, your Board of Directors recommends that you vote FOR all of the nominees.
  You also will be asked to approve the Board of Director's appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the 1997 fiscal year. Your Board of Directors considers the firm well qualified for this position and therefore recommends that you vote FOR this proposal.
  In addition, you will be asked to approve an amendment to the Company's Restated Certificate of Incorporation to provide an increase in the number of authorized shares of Pfizer Inc. Common Stock. Your Board of Directors has announced that, barring unusual circumstances, it intends to vote on a two-for-one split of the Common Stock in the form of a stock dividend if this proposal is approved. Accordingly, the Board recommends that you vote FOR this proposal.
  You also will be asked to approve the Pfizer Inc. Executive Annual Incentive Plan. If approved by shareholders, this Plan will enable the Company to satisfy certain Internal Revenue Code requirements with respect to corporate tax deductibility of compensation paid to certain executive officers. The Board therefore recommends that you vote FOR this proposal.
  EACH OF THE ITEMS UPON WHICH YOU WILL BE ASKED TO VOTE IS DISCUSSED MORE FULLY IN THE ATTACHED PROXY STATEMENT. WE URGE YOU TO READ THE PROXY STATEMENT COMPLETELY AND CAREFULLY SO THAT YOU CAN VOTE YOUR SHARES ON AN INFORMED BASIS.
  Your vote is important! We look forward to receiving your executed proxy form and hope that you will be able to join us at the Annual Meeting.

Sincerely yours,

/s/ William C. Steere, Jr.
William C. Steere, Jr.

                                  PFIZER INC.

                 235 EAST 42ND STREET, NEW YORK, NY 10017-5755

                 NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

                                APRIL 24, 1997

                               ----------------

  The Annual Meeting of Shareholders of Pfizer Inc., a Delaware corporation (the "Company"), will be held in the Empire State Ballroom of the Grand Hyatt Hotel, 42nd Street and Lexington Avenue, New York, NY. Directions to the meeting site and a map of the meeting site area can be found at the end of the attached Proxy Statement. The Annual Meeting of Shareholders will be held on Thursday, April 24, 1997, at 10:00 a.m., to consider and take action upon the following items:

  (1) the election of four directors (page 2);

  (2) a proposal to approve the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the 1997 fiscal year (page 22);

  (3) a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's common stock (page 23);

  (4) a proposal to approve the Pfizer Inc. Executive Annual Incentive Plan (page 24); and

  (5) such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof.

  Only shareholders of record as of the close of business on February 24, 1997 are entitled to notice of and to vote at the Annual Meeting of Shareholders. Beneficial owners of Company common stock who are not shareholders of record, but instead hold their shares in nominee names, must bring evidence of such ownership (such as a brokerage account statement showing ownership of Company common stock) to be admitted to the Annual Meeting of Shareholders.


                                       By order of the Board of Directors,

                                       /s/ C. L. Clemente
                                       C. L. Clemente
                                       Secretary

New York, NY
March 19, 1997

-------------------------------------------------------------------------------
                                   IMPORTANT

 WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS IN PERSON, PLEASE VOTE BY MEANS OF THE ENCLOSED PROXY FORM. WE ASK YOU TO
 MARK YOUR CHOICES, SIGN, DATE AND RETURN THE PROXY FORM AS SOON AS
 POSSIBLE IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU RETURN A SIGNED
 PROXY FORM WITHOUT MARKING IT, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. BY PROMPTLY SIGNING AND
 RETURNING YOUR PROXY FORM YOU WILL ASSIST THE COMPANY BY REDUCING EXPENSES RELATING TO ADDITIONAL PROXY SOLICITATIONS.
-------------------------------------------------------------------------------

                                  PFIZER INC.
                 235 EAST 42ND STREET, NEW YORK, NY 10017-5755

                                PROXY STATEMENT

                                                                 March 19, 1997

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Pfizer Inc. (the "Company") of proxies for use at the Company's Annual Meeting of Shareholders to be held on April 24, 1997 ("Annual Meeting"), or any adjournment or postponement thereof. Holders of record of shares of Company common stock ("Common Stock") at the close of business on February 24, 1997 (the "Record Date") are entitled to vote at the Annual Meeting, and each shareholder will have one vote for each share of Common Stock registered in his or her name. On the Record Date, there were issued and outstanding and entitled to vote at the Annual Meeting 648,061,058 shares of Common Stock. As of the Record Date, to the Company's knowledge, no person owned beneficially five percent or more of the outstanding shares of Common Stock.

  This Proxy Statement and enclosed proxy form are first being mailed to the Company's shareholders on or about March 19, 1997.

                        QUORUM AND TABULATION OF VOTES

  The By-laws of the Company (the "By-laws") provide that a majority of the shares of Common Stock issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum at a meeting of shareholders of the Company.

  Votes at the Annual Meeting will be tabulated by two independent judges of election appointed by the Company. Shares of Common Stock represented by a properly signed and returned proxy are considered as present at the Annual Meeting for purposes of determining a quorum and will be voted as specified by the shareholder.

  Pursuant to the By-laws, directors of the Company must be elected by a plurality vote. In the event that more than two candidates run for the same office, a plurality vote ensures that the person elected will be the one who receives the greatest number of votes, even if that number does not constitute a majority of the votes cast. Pursuant to the By-laws, all other questions shall be determined by a majority of the votes cast thereon, except as may otherwise be provided in the Restated Certificate of Incorporation of the Company, by the rules of the New York Stock Exchange, or by law.

  Brokers holding shares of Common Stock for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If specific instructions are not received, however, brokers may vote those shares at their discretion, depending on the type of proposal involved. The rules of the New York Stock Exchange preclude brokers from exercising their voting discretion on certain proposals. Absent specific instructions from the beneficial owner in such a case, the broker may not vote on that proposal. This results in what is known as a "broker non-vote" on such a proposal. When a majority of the shares of Common Stock issued and outstanding is required for approval of a proposal, a "broker non-vote" has the effect of a negative vote. When a majority of the shares of Common Stock present and entitled to vote or a majority of the votes cast is required for the approval of a proposal, a "broker non-vote" has the effect of reducing the number of required affirmative votes.

  Directors will be elected by a favorable vote of a plurality of the shares of Common Stock cast with respect to the election of directors (Item 1) at the Annual Meeting. Votes "withheld" from director-nominee(s) will not count against the election of such nominee(s). Brokers have discretionary authority to vote on this proposal.

  Passage of the proposal to approve the appointment of KPMG Peat Marwick LLP (Item 2) requires the approval of a majority of the votes cast on this proposal. Abstentions as to this proposal will not count as votes cast "for" or "against" this proposal and will not be included in calculating the number of votes necessary for approval of this proposal. Brokers have discretionary authority to vote on this proposal.

  Passage of the proposal to approve an amendment to the Company's Restated Certificate of Incorporation to provide for an increase in the number of authorized shares of the Common Stock (Item 3) requires the approval of a majority of the outstanding Common Stock. Abstentions and broker non-votes as to this proposal will have the same effect as a vote cast "against" this proposal. The New York Stock Exchange determines whether brokers have discretionary authority to vote on a given proposal.

  Passage of the proposal to approve the Pfizer Inc. Executive Annual Incentive Plan (Item 4) requires the approval of a majority of the votes cast on this proposal. Abstentions and broker non-votes as to this proposal will not count as votes cast "for" or "against" this proposal and will not be included in calculating the number of votes necessary for approval of this proposal. The New York Stock Exchange determines whether brokers have discretionary authority to vote on a given proposal.

  If a properly signed proxy form is returned to the Company by a shareholder of record and is not marked, it will be voted in accordance with the recommendations of the Board of Directors on all proposals.

  A shareholder of record may revoke a vote at any time before the Annual Meeting by the submission of a written revocation of the proxy to the Company, by the return of a subsequently-dated proxy form to the Company, or by the shareholder's personal vote at the Annual Meeting.

                     ITEM 1 -- ELECTION OF FOUR DIRECTORS

  During 1996, the Company's Board of Directors ("Board") met eleven times. All of the Company's directors attended seventy-five percent or more of the meetings of the Board and Board committees on which they served in 1996.

  The Board is divided into three classes. One class is elected each year for a three-year term. This year the Board has nominated four individuals, all of whom are now directors of the Company, to serve for three-year terms. Biographies of the nominees and the other members of the Board are set forth below.

  The Board expects that all of the nominees will be available for election. In the event that any nominee should become unavailable, however, the Proxy Committee (as noted on the proxy form) would vote for a nominee or nominees who would be designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

  THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE FOUR NOMINEES FOR
DIRECTORS.

                       SECURITY OWNERSHIP OF MANAGEMENT

  As of February 27, 1997, the nominees, other directors, and certain executive officers of the Company who are not directors of the Company, as named in the following table, according to information confirmed by them, owned beneficially, directly or indirectly, the number of shares of Common Stock indicated; held options, exercisable within 60 days after that date, to purchase the number of shares of Common Stock indicated pursuant to the Company's Stock and Incentive Plan; and held the number of units indicated pursuant to the Company's Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors and the Company's Annual Retainer Unit Award Plan. As of such date, no such person beneficially owned more than .04 percent of the outstanding Common Stock; all directors and executive officers as a group owned 1,078,159 shares of Common Stock, and options, exercisable within 60 days after that date, to purchase 1,810,332 shares of Common Stock, which together amounted to less than one percent of the outstanding Common Stock.

                                POSITION, PRINCIPAL       AMOUNT OF BENEFICIAL
   NAME AND AGE AS OF THE           OCCUPATION,          OWNERSHIP OF SHARES OF
   APRIL 24, 1997 MEETING     BUSINESS EXPERIENCE AND      COMMON STOCK,(/1/)
            DATE                   DIRECTORSHIPS         OPTIONS AND UNITS(/2/)
 -------------------------- --------------------------   ----------------------

               NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 2000


 M. Anthony Burns........54 Chairman of the Board           Shares: 3,400
                            since 1985, Chief Execu-         Units: 1,604
                            tive Officer since 1983,
                            President and Director
                            since 1979, of Ryder Sys-
                            tem, Inc., a provider of
                            transportation and logis-
                            tics services. Director of
                            The Chase Manhattan Bank,
                            The Chase Manhattan Corpo-
                            ration and J. C. Penney
      [PHOTO]               Company, Inc. Member of
                            the Business Council, the
                            Business Roundtable and
                            the Business Roundtable's
                            Policy Committee and
                            Chairman of its Health,
                            Welfare and Retirement In-
                            come Task Force. Director
                            of the Company since 1988.
                            Chair of the Company's Ex-
                            ecutive Compensation Com-
                            mittee and Member of its
                            Executive Committee.

 George B. Harvey........66 Former Chairman, Presi-         Shares: 3,130
                            dent, and Chief Executive        Units: 5,029
                            Officer (from 1983 through
                            1996) and Director (from
                            1980 through 1996) of
                            Pitney Bowes Inc., a pro-
                            vider of mailing and of-
                            fice systems and manage-
                            ment and financial servic-
      [PHOTO]               es. Director of the Massa-
                            chusetts Mutual Life In-
                            surance Company, McGraw-
                            Hill, Inc., and Merrill
                            Lynch & Co., Inc. Director
                            of the Company since 1994.
                            Member of the Company's
                            Executive Compensation
                            Committee.


 Stanley O. Ikenberry....62 President since 1996 of         Shares:  6,553
                            the American Council on          Units: 16,200
                            Education, an independent
                            nonprofit association ded-
                            icated to ensuring high
                            quality education at col-
                            leges and universities
                            throughout the United
                            States. President, from
                            1979 through July 1995, of
                            the University of Illi-
      [PHOTO]               nois, a comprehensive pub-
                            lic research university
                            with campuses at Urbana-
                            Champaign and Chicago. Di-
                            rector of Harris Bank and
                            Utilicorp United Inc.
                            Chairman of the Board of
                            the Carnegie Foundation
                            for the Advancement of
                            Teaching. Director of the
                            Company since 1982. Chair
                            of the Company's Audit
                            Committee and Member of
                            its Executive Committee.

---------------------
(/1/) This table does not include the following number of shares held in the names of family members, as to which beneficial ownership is disclaimed:
      Dr. Ikenberry -- 3,000.

(/2/) As of February 27, 1997, these units are held under the Pfizer Inc.
      Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors and the Pfizer Inc. Annual Retainer Unit Award Plan. The value of a director's unit account is measured by the price of the Common Stock. The Plans are further described in this Proxy Statement under the sub-heading "Benefit Plans for Non-Employee Directors."

                                POSITION, PRINCIPAL       AMOUNT OF BENEFICIAL
   NAME AND AGE AS OF THE           OCCUPATION,          OWNERSHIP OF SHARES OF
   APRIL 24, 1997 MEETING     BUSINESS EXPERIENCE AND    COMMON STOCK, OPTIONS
            DATE                   DIRECTORSHIPS             AND UNITS(/1/)
 -------------------------- --------------------------   ----------------------

               NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 2000
                                  (continued)


 Harry P. Kamen..........63 Chairman of the Board and       Shares:   300
                            Chief Executive Officer          Units: 1,160
                            since 1993, and President
                            since 1995, of Metropoli-
                            tan Life Insurance Compa-
                            ny. Director of Bethlehem
                            Steel Corporation, the New
                            England Investment Compa-
                            nies, the New England Life
                            Insurance Company and
                            Banco Santander (Spain).
       [PHOTO]              Member of The Business
                            Council of New York State
                            and The Business Round-
                            table Policy Committee,
                            Treasurer of the New York
                            City Partnership and
                            Trustee of the Conference
                            Board and the Committee
                            for Economic Development.
                            Director of the Company
                            since 1996. Member of the
                            Company's Corporate Gover-
                            nance Committee.

                     DIRECTORS WHOSE TERMS EXPIRE IN 1998


 W. Don Cornwell.........49 Chairman of the Board and       Shares:  50
                            Chief Executive Officer of       Units: 600
                            Granite Broadcasting Cor-
                            poration since 1988. Di-
                            rector of the National As-
                            sociation of Broadcasters,
                            Hershey Trust Company and
                            Milton Hershey School and
                            CVS Corporation. Trustee
       [PHOTO]              of Occidental College, the
                            Jacob Javits Foundation,
                            Big Brothers/Sisters of
                            New York, and the New York
                            University Medical Center.
                            Director of the Company
                            since February 1997. Mem-
                            ber of the Company's Audit
                            Committee.


 Felix G. Rohatyn........68 Managing Director of La-        Shares: 11,000
                            zard Freres & Co. LLC,           Units: 15,628
                            Investment Bankers, since
                            1960. Director of Crown
                            Cork & Seal Company, Inc.
                            and General Instrument
                            Corporation. Former Chair-
       [PHOTO]              man of the Municipal As-
                            sistance Corporation for
                            the City of New York,
                            serving from 1975 to 1993.
                            Director of the Company
                            since 1971. Member of the
                            Company's Executive Com-
                            mittee and Audit Commit-
                            tee.


---------------------
(/1/) As of February 27, 1997, these units are held under the Pfizer Inc.
      Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors and the Pfizer Inc. Annual Retainer Unit Award Plan. The value of a director's unit account is measured by the price of the Common Stock. The Plans are further described in this Proxy Statement under the sub-heading "Benefit Plans for Non-Employee Directors."

                                POSITION, PRINCIPAL       AMOUNT OF BENEFICIAL
   NAME AND AGE AS OF THE           OCCUPATION,          OWNERSHIP OF SHARES OF
   APRIL 24, 1997 MEETING     BUSINESS EXPERIENCE AND      COMMON STOCK,(/1/)
            DATE                   DIRECTORSHIPS         OPTIONS AND UNITS(/2/)
 -------------------------- --------------------------   ----------------------
                     DIRECTORS WHOSE TERMS EXPIRE IN 1998
                                  (continued)

 Ruth J. Simmons.........51 President of Smith Col-           Shares:   0
                            lege, since 1995, a pri-           Units: 602
                            vate liberal arts college
                            for women located in
                            Northampton, Massachu-
                            setts. Vice Provost of
                            Princeton University from
                            1992 to 1995. Provost of
                            Spelman College from 1990
       [PHOTO]              to 1991. Director of Met-
                            ropolitan Life Insurance
                            Company. Trustee of the
                            Institute for Advanced
                            Study and Member of The
                            Conference Board. Director
                            of the Company since Janu-
                            ary 1997. Member of the
                            Company's Audit Committee.


 William C. Steere, Jr...60 Chairman of the Board of         Shares: 217,016
                            the Company since 1992.         Options: 337,600
                            Chief Executive Officer of
                            the Company since April
                            1991. President of the
                            Company from 1991 to 1992.
                            Senior Vice President of
                            the Company from 1989 to
                            1991. Vice President of
                            the Company from 1983 to
                            1989, and President --
                            Pharmaceuticals Group from
                            1986 through January 1991.
                            Director of the Federal
                            Reserve Bank of New York,
       [PHOTO]              Minerals Technologies Inc.
                            and Texaco Inc. Director
                            of Pharmaceutical Research
                            and Manufacturers of Amer-
                            ica (PhRMA), Memorial
                            Sloan-Kettering Cancer
                            Centers, and the New York
                            University Medical Center.
                            Member of the Business
                            Council and the Business
                            Roundtable. Director of
                            the Company since 1987.
                            Chair of the Company's Ex-
                            ecutive Committee.

                     DIRECTORS WHOSE TERMS EXPIRE IN 1999


 Michael S. Brown........55 Distinguished Chair in            Shares:   0
                            Biomedical Sciences from           Units: 606
                            1989 and Regental Profes-
                            sor from 1985 at the Uni-
                            versity of Texas South-
                            western Medical Center at
                            Dallas. Co-recipient of
       [PHOTO]              the Nobel Prize in Physi-
                            ology or Medicine in 1985
                            and the National Medal of
                            Science in 1988. Member of
                            the National Academy of
                            Sciences. Director of
                            Regeneron Pharmaceuticals,
                            Inc. Director of the Com-
                            pany since 1996. Member of
                            the Company's Corporate
                            Goverance Committee.

---------------------
(/1/) As of February 27, 1997, includes shares credited under the Savings and Investment Plan to, or deferred under the Performance--Contingent Share Award Program by, employees of the Company included in this table. The Plan and the Program are further described in this Proxy Statement under the heading "Employee Benefit and Long-Term Compensation Plans."

(/2/) As of February 27, 1997, these units are held under the Pfizer Inc.
      Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors and the Pfizer Inc. Annual Retainer Unit Award Plan. The value of a director's unit account is measured by the price of the Common Stock. The Plans are further described in this Proxy Statement under the sub-heading "Benefit Plans for Non-Employee Directors."

                                POSITION, PRINCIPAL       AMOUNT OF BENEFICIAL
   NAME AND AGE AS OF THE           OCCUPATION,          OWNERSHIP OF SHARES OF
   APRIL 24, 1997 MEETING     BUSINESS EXPERIENCE AND      COMMON STOCK,(/1/)
            DATE                   DIRECTORSHIPS         OPTIONS AND UNITS(/2/)
 -------------------------- --------------------------   ----------------------

                     DIRECTORS WHOSE TERMS EXPIRE IN 1999
                                  (continued)

 Constance J. Horner.....55 Guest Scholar since 1993         Shares: 3,040
                            at The Brookings Institu-         Units: 1,604
                            tion, an organization de-
                            voted to nonpartisan re-
                            search, education and pub-
                            lication in economics,
                            government and foreign
                            policy and the social sci-
                            ences. Commissioner, U. S.
                            Commission on Civil Rights
                            since 1993. Served at the
                            White House as Assistant
                            to the President and as
                            Director of Presidential
       [PHOTO]              Personnel from August 1991
                            to January 1993. Deputy
                            Secretary, U. S. Depart-
                            ment of Health and Human
                            Services from 1989 to
                            1991. Director of the U.
                            S. Office of Personnel
                            Management from 1985 to
                            1989. Director of Foster
                            Wheeler Corporation,
                            Ingersoll-Rand Company and
                            The Prudential Insurance
                            Co. of America. Director
                            of the Company since 1993.
                            Chair of the Company's
                            Corporate Governance Com-
                            mittee.

 Thomas G. Labrecque.....58 President and Chief Oper-        Shares: 3,400
                            ating Officer and a Direc-        Units: 1,604
                            tor of The Chase Manhattan
                            Corporation, a bank hold-
                            ing company, and The Chase
                            Manhattan Bank, since
                            April 1996. Chairman and
                            Chief Executive Officer of
                            The Chase Manhattan Corpo-
                            ration and The Chase Man-
                            hattan Bank, N.A. from
                            1990 through 1996. Presi-
                            dent of The Chase Manhat-
                            tan Corporation and The
                            Chase Manhattan Bank, N.A.
       [PHOTO]              from 1981 to 1990. Member
                            of the Business Council,
                            the President's Export
                            Council, the Council on
                            Competitiveness and the
                            Trilateral Commission.
                            Member and Past President
                            of The Bankers Roundtable
                            and the International Mon-
                            etary Conference. Director
                            of the Company since 1993.
                            Member of the Company's
                            Executive Compensation
                            Committee.

 Jean-Paul Valles........60 Chairman of Minerals Tech-       Shares: 131,530
                            nologies Inc. ("MTI"), a        Options:  66,000
                            resource and technology-          Units:   7,112
                            based company that devel-
                            ops, produces and markets
                            specialty mineral, miner-
                            al-based and synthetic
                            mineral products, since
                            1989. Chief Executive Of-
                            ficer of MTI since 1992.
                            Formerly Vice Chairman of
                            the Company from March to
                            October 1992. Executive
       [PHOTO]              Vice President of the Com-
                            pany from 1991 to 1992.
                            Senior Vice President of
                            the Company from 1989
                            through 1991. Senior Vice
                            President -- Finance of
                            the Company from 1989 to
                            1990 and Vice President --
                            Finance of the Company
                            from 1980 to 1989. Direc-
                            tor of the Company since
                            1980. Director of the Na-
                            tional Association of Man-
                            ufacturers. Member of the
                            Company's Audit Committee.

--------------------
(/1/) This table does not include the following number of shares held in the names of family members, as to which beneficial ownership is disclaimed:
      Dr. Valles -- 23,720.

(/2/) As of February 27, 1997, these units are held under the Pfizer Inc.
      Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors and the Pfizer Inc. Annual Retainer Unit Award Plan. The value of a director's unit account is measured by the price of the Common Stock. The Plans are further described in this Proxy Statement under the sub-heading "Benefit Plans for Non-Employee Directors."

                                POSITION, PRINCIPAL       AMOUNT OF BENEFICIAL
   NAME AND AGE AS OF THE           OCCUPATION,          OWNERSHIP OF SHARES OF
   APRIL 24, 1997 MEETING     BUSINESS EXPERIENCE AND      COMMON STOCK,(/1/)
            DATE                   DIRECTORSHIPS           OPTIONS AND UNITS
 -------------------------- --------------------------   ----------------------

                NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

 Henry A. McKinnell, Jr..54 Executive Vice President         Shares:  49,547
                            of the Company since 1992       Options: 163,360
                            and President -- Pfizer
                            Pharmaceuticals Group
                            since January 1, 1997. In
                            addition, Dr. McKinnell
                            has been responsible for
                            the Company's Consumer
                            Health Care Group and Cor-
                            porate Strategic Planning
                            and Policy since 1995. He
                            was also responsible for
                            the Company's Hospital
                            Products Group from 1992
                            to 1995 and the Company's
                            Corporate Finance Division
                            as the Company's Chief Fi-
                            nancial Officer from 1990
                            through 1996. Dr. McKin-
                            nell was elected an execu-
                            tive officer of the Com-
                            pany in 1986. Director of
                            Aviall, Inc. and John Wi-
                            ley & Sons, Inc.

 Robert Neimeth..........61 Executive Vice President         Shares: 113,031
                            of the Company from 1992        Options: 240,778
                            through 1996;(/2/) Presi-
                            dent of the Company's
                            International Pharmaceuti-
                            cals Group and responsible
                            for the Company's Animal
                            Health Group from 1992
                            through 1996. Also respon-
                            sible for the Hospital
                            Products Group from 1995
                            through 1996. Mr. Neimeth
                            served as an executive of-
                            ficer of the Company from
                            1983 through 1996.

 John F. Niblack.........58 Executive Vice President         Shares: 48,699
                            of the Company since 1993.      Options: 94,094
                            Responsible for the
                            Company's Central Research
                            Division, Animal Health
                            Group, and Licensing and
                            Development and Quality
                            Control Divisions. Dr.
                            Niblack was elected an ex-
                            ecutive officer of the
                            Company in 1990 when he
                            became Vice President--
                            Central Research.

 Paul S. Miller..........57 Senior Vice President;           Shares: 48,925
                            General Counsel of the          Options: 75,800
                            Company since 1992. Mr.
                            Miller was elected an ex-
                            ecutive officer of the
                            Company in 1986 when he
                            became Vice President;
                            General Counsel.


---------------------
(/1/) As of February 27, 1997, includes shares credited under the Savings and Investment Plan to, or deferred under the Performance--Contingent Share Award Program by, employees of the Company included in this table. The Plan and the Program are further described in this Proxy Statement under the heading "Employee Benefit and Long-Term Compensation Plans."

(/2/) Mr. Neimeth retired as an employee and resigned as an officer of the Company as of January 1, 1997.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth information concerning the compensation during the last three fiscal years of the Company's Chief Executive Officer and its next four most highly compensated executive officers serving at the end of 1996 (hereafter referred to collectively as the "Named Executive Officers") for all services rendered by them to the Company.

                          SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION                 LONG TERM COMPENSATION
                          -------------------------------------- -------------------------------------
                                                                         AWARDS             PAYMENTS
                                                                 ----------------------   ------------
                                                     OTHER       RESTRICTED  SECURITIES
                                                    ANNUAL          STOCK    UNDERLYING       LTIP         ALL OTHER
     NAME AND              SALARY   BONUS(/1/) COMPENSATION(/2/) AWARDS(/3/)  OPTIONS(/4/)PAYOUTS(/5/) COMPENSATION(/6/)
 RINCIPALPPOSITION   YEAR    ($)       ($)            ($)            ($)        (#)           ($)             ($)
------------------   ---- --------- ---------- ----------------- ----------- ----------   ------------ -----------------
 W. C. Steere,
  Jr. ...........    1996 1,190,000 2,300,700       20,747              0     150,000      3,815,000        131,053
  Chairman/CEO
 "  "  " ........    1995 1,030,000 2,060,000       24,560              0     150,000      2,036,250        119,015
 "  "  " ........    1994 1,016,667 1,925,000       20,511              0      78,600        641,000         73,253

-------------------------------------------------------------------------------
H. McKinnell, Jr..  1996   704,000   802,600       24,144              0      60,000      1,430,625         57,294
 Executive V.P.
"  "  " ........    1995   608,000   720,000       17,350              0      60,000        733,050         45,373
H. McKinnell, Jr..  1994   528,333   521,000       23,749              0      26,630        230,760         32,865
 Executive V.P.
 & CFO; Presi-
 dent--HPG

-------------------------------------------------------------------------------
R. Neimeth......    1996   645,000   662,300       15,366              0           0      1,201,725        167,366
 Executive V.P.;
 President--
 International
 Pharmaceuticals
 Group
"  "  " ........    1995   574,917   626,000       14,970              0      50,000        610,875         41,120
"  "  " ........    1994   497,500   449,000       14,141              0      21,490        192,300         29,803

-------------------------------------------------------------------------------
J. F. Niblack...    1996   640,000   645,500        4,935              0      50,000      1,201,725         50,457
 Executive V.P.
J.F. Niblack....    1995   569,833   615,000        4,123              0      50,000        610,875         40,204
 Executive
 V.P.--Research
 and Development
"  "  " ........    1994   515,000   432,000        3,701              0      21,450        192,300         29,673

-------------------------------------------------------------------------------
P. S. Miller....    1996   540,000   464,100       17,912              0      40,000        858,375         35,834
 Senior V.P.;
 General
 Counsel
"  "  " ........    1995   456,250   350,000       12,821              0      35,000        407,250         30,427
"  "  " ........    1994   454,167   300,000        4,749         81,250      16,350        128,200         27,240

--------
(/1/) The amounts shown in this column for 1996 constitute the Annual Incentive
      Awards made to each officer based on the Board's evaluation of each officer's performance. These awards are discussed in further detail in the Executive Compensation Committee Report on page 11 of this Proxy Statement.

                                             (footnotes continued on next page)

(footnotes continued from prior page)

(/2/) The amounts shown in this column represent tax payments made by the Company on behalf of the Named Executive Officers relating to their use of Company automobiles and for personal financial counseling. These payments in 1996 were as follows: relating to use of the Company automobiles -- Mr. Steere -- $15,830; Dr. McKinnell -- $18,390; Mr. Neimeth -- $10,664; Dr. Niblack -- $0; and Mr. Miller-- $12,727; relating to receipt of personal financial counseling -- Mr. Steere -- $4,917; Dr. McKinnell-- $5,754; Mr. Neimeth-- $4,702; Dr. Niblack -- $4,935; and Mr. Miller -- $5,185.

(/3/) The amount shown in this column represents the dollar value on the date of grant (February 17, 1995) of 2,000 restricted shares of the Company's Common Stock awarded as part of Mr. Miller's 1994 compensation. These shares of restricted stock vested in equal portions on February 17, 1996 and February 17, 1997. The market value of the 1,000 shares that vested on February 17, 1997, as of December 31, 1996 using a market value of $83 per share, was $83,000. As part of 1993 compensation, restricted shares of the Company's Common Stock were awarded to each of the Named Executive Officers. All such shares of restricted stock were subject to the following vesting schedule: one-third on February 17, 1995, one-third on February 17, 1996, and one-third on February 17, 1997. The number of shares that vested on February 17, 1997, and the value of those shares as of December 31, 1996 using a market value of $83 per share, were as follows: Mr. Steere-- 6,928 shares, $575,024; Dr. McKinnell -- 1,560 shares, $129,480; Mr. Neimeth -- N/A (see note 6 below); Dr. Niblack -- 866 shares, $71,878; and Mr. Miller -- 866 shares, $71,878. Dividends were paid during the restricted period on all restricted shares.

(/4/) The 1994 amounts shown in this column have not been adjusted for the Company's June 1995 two-for-one stock split.

(/5/) The 1996 amounts shown in this column represent the dollar market value of shares of the Company's Common Stock on February 20, 1997 (the payment date) earned by the Named Executive Officers pursuant to the Company's Performance-Contingent Share Award Program using the closing sales price of the Company's Common Stock ($95.375) on the New York Stock Exchange on that date. The number of Performance-Contingent Shares awarded to each executive officer was as follows: Mr. Steere -- 40,000; Dr. McKinnell -- 15,000; Mr. Neimeth -- 12,600; Dr. Niblack -- 12,600; and Mr. Miller --
      9,000. This Program is discussed in greater detail in the Executive Compensation Committee Report on page 11 of this Proxy Statement and also under the heading "Employee Benefit and Long-Term Compensation Plans," which begins on page 17. Receipt of these awards was deferred at each executive's election in accordance with the deferral feature of the Performance-Contingent Share Award Program, and such shares are held in trust.

(/6/) The amounts shown in this column constitute Company matching funds under the Company's Savings and Investment Plan (a retirement savings plan) and related supplemental plan. These plans are described in this Proxy Statement under the heading "Employee Benefit and Long-Term Compensation Plans," which begins on page 17. In the case of Mr. Neimeth, the 1996 amount also includes $116,468 paid to Mr. Neimeth in consideration of the forfeiture, upon his retirement on January 1, 1997, of 1,214 restricted shares of the Company's Common Stock, awarded as part of his 1993 compensation. For purposes of this cash payment, Mr. Neimeth's restricted shares were valued using the average of the high and low trading price of the Company's Common Stock ($95.9375) on the New York Stock Exchange on February 14, 1997.

                             OPTION GRANTS IN 1996

  The following table shows all options to purchase the Company's Common Stock granted to each of the Named Executive Officers of the Company in 1996 and the potential value of such grants at stock price appreciation rates of 0%, 5% and 10%, compounded annually over the maximum ten-year term of the options. Also shown is the potential gain of all outstanding shares of Common Stock held by the Company's shareholders as of December 31, 1996 using the same base price and appreciation rates and compounded over the same ten-year period. The 5% and 10% rates of appreciation are required to be disclosed by the rules of the Securities and Exchange Commission ("SEC") and are not intended to forecast possible future actual appreciation, if any, in the Company's stock prices. The Company did not use an alternative present value formula permitted by the rules of the SEC because, in the Company's view, potential future unknown or volatile factors result in there being no such formula that can determine with reasonable accuracy the present value of such option grants.

                                                                                          POTENTIAL REALIZABLE VALUE AT
                                                                                                     ASSUMED
                                                                                           ANNUAL RATES OF STOCK PRICE
                                               INDIVIDUAL GRANTS                        APPRECIATION FOR OPTION TERM ($)
                         -------------------------------------------------------------- ---------------------------------
                                               PERCENT OF
                         NUMBER OF SECURITIES TOTAL OPTIONS EXERCISE OR
                          UNDERLYING OPTIONS   GRANTED TO   BASE PRICE
NAME                       GRANTED (#)(/1/)   EMPLOYEES IN  ($/SH)(/2/) EXPIRATION DATE 0%        5%            10%
----                     --------------------  FISCAL YEAR  ----------- --------------- --- -------------- --------------
                                              -------------
W. C. Steere, Jr........       150,000            1.59         74.50        8/21/06      0       7,027,897     17,810,072
H. McKinnell, Jr........        60,000            0.64         74.50        8/21/06      0       2,811,159      7,124,029
R. Neimeth..............         N/A               N/A          N/A           N/A       N/A            N/A            N/A
J. F. Niblack...........        50,000            0.53         74.50        8/21/06      0       2,342,632      5,936,691
P. S. Miller............        40,000            0.42         74.50        8/21/06      0       1,874,106      4,749,353
Potential Gain for all Shareholders at Assumed Appreciation Rates                        0  30,233,745,773 76,618,247,820

--------
(/1/) Option grants for Named Executive Officers who received grants in 1996 consisted of Key-Employee Grants that are exercisable as follows: One-fifth each on 8/22/97, 8/22/98, 8/22/99, 8/22/00 and 8/22/01.

(/2/) The exercise price for all stock option grants shown in this column is the market price of the Company's Common Stock on the date of the grant.

                    AGGREGATED OPTION EXERCISES IN 1996 AND
                      OPTION VALUES AT DECEMBER 31, 1996

  The following table provides information as to options exercised by each of the Named Executive Officers in 1996, and the value of the remaining options held by each such executive officer at year-end, measured using the mean of the high and the low trading price ($83.9375) of the Company's Common Stock on December 31, 1996.

                                                     NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                                                   OPTIONS HELD AT 12/31/96         AT 12/31/96
                                                   ------------------------- -------------------------
                                           VALUE
                         SHARES ACQUIRED REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
NAME                     ON EXERCISE (#)    ($)        (#)          (#)          ($)          ($)
----                     --------------- --------- ----------- ------------- ----------- -------------
W. C. Steere, Jr........     127,244     5,944,306   388,536      455,000    18,117,899   14,881,563
H. McKinnell, Jr........      13,356       737,124   212,608      168,000    11,104,588    5,307,000
R. Neimeth..............      55,746     3,330,859   169,278       71,500     8,523,461    2,983,281
J. F. Niblack...........      53,326     2,350,489    94,094      141,500     4,148,899    4,503,906
P. S. Miller............      30,000     1,193,600    90,800      113,000     4,128,500    3,630,938

                  LONG-TERM INCENTIVE PLAN -- AWARDS IN 1996

  The following table provides information concerning the participation of the Named Executive Officers in a long-term compensation plan called the Performance-Contingent Share Award Program pursuant to which they were awarded the right to earn shares of the Company's Common Stock ("Performance-Contingent Shares"). Actual payouts of these Performance-Contingent Shares, if any, will be determined in accordance with a non-discretionary formula which measures the Company's performance over a five-year period using certain performance goals that were determined by the Company's Executive Compensation Committee and approved by the Board. The formula is comprised of two performance criteria -- total shareholder return and growth in earnings per share -- over the performance period relative to the industry peer group ("Peer Group") referred to in the Performance Graph shown on page 16 of this Proxy Statement. To the extent that the Company's performance exceeds the low end of the range of the Peer Group's performance for either or both of the performance criteria, a varying amount of shares up to the maximum will be earned. Details regarding these awards are discussed in the Executive Compensation Committee Report beginning on page 11 of this Proxy Statement.

                                                                        ESTIMATED FUTURE PAYOUTS
                                                                       UNDER NON-STOCK PRICE-BASED
                                                                                  PLANS
                                                                      -----------------------------
                                                 PERFORMANCE PERIOD
                                               (OR OTHER PERIOD UNTIL   THRESHOLD(/2/) TARGET MAXIMUM
NAME                     NUMBER OF SHARES(/1/) MATURATION OR PAYOUT)       (#)        (#)     (#)
----                     --------------------- ---------------------- -------------- ------ -------
W. C. Steere, Jr........           *              1/1/97-12/31/01         5,000      30,000 50,000
H. McKinnell, Jr........           *              1/1/97-12/31/01         2,500      15,000 25,000
R. Neimeth..............         None                   N/A                N/A        N/A     N/A
J. F. Niblack...........           *              1/1/97-12/31/01         2,100      12,600 21,000
P. S. Miller............           *              1/1/97-12/31/01         1,500       9,000 15,000

----------------
(/1/) The actual number of Performance-Contingent Shares that will be paid out at the end of the applicable period, if any, is not yet determinable because the shares earned by the Named Executive Officers will be based upon the Company's future performance compared to the future performance of the Peer Group.

(/2/) If the minimum performance of the Company in both performance measures is at the low end of the range relative to the Peer Group, then no Performance-Contingent Shares will be earned by the Named Executive Officers. To the extent that the Company's performance exceeds the low end of the range of Peer Group performance, the minimum shares that will be awarded is shown in the "Threshold" column.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

  The last section of this report is a glossary containing definitions of the capitalized terms used in this report, unless such terms previously have been defined in this Proxy Statement.

                OVERVIEW OF COMPENSATION PHILOSOPHY AND PROGRAM

  The Committee establishes the salaries and other compensation of the executive officers of the Company, including its Chairman and CEO and other Named Executive Officers. The Committee consists entirely of independent directors who are not officers or employees of the Company.

  The Company's executive compensation program is designed to:

    . retain executive officers by paying them competitively, motivate them to contribute to the Company's success, and reward them for their performance;

    . link a substantial part of each executive officer's compensation to the performance of both the Company and the individual executive officer; and

    . encourage ownership of Company common stock by executive officers.

  As discussed below, the program consists of, and is intended to balance, three elements--base salaries, Annual Incentive Awards and long-term incentive compensation.

  Salaries are based on the Committee's evaluation of individual job performance and an assessment of the salaries and total compensation mix paid by the Company's Peer Group to executive officers holding equivalent positions. Annual Incentive Awards are based on an evaluation of both individual and Company performance against quantitative measures. Long-term incentive awards, which consist of stock options and Performance-Contingent Share Awards, are designed to insure that incentive compensation is linked to the long-term performance of the Company and its Common Stock. In addition, the Named Executive Officers and other members of senior management are expected to own a minimum amount of Common Stock under the Company's stock ownership program, which is intended to further tie the interests of management to the interests of shareholders. The ownership requirements were increased in 1996 and coverage under the program was expanded to include additional executives.

                      EVALUATION OF EXECUTIVE PERFORMANCE

  Except as is otherwise specifically noted in this report, the Committee does not rely solely on predetermined formulae or a limited set of criteria when it evaluates the performance of the Chairman and CEO and the Company's other executive officers, including the Named Executive Officers. Instead, the Committee considers management's overall accomplishments, as well as those of the individual executives, the Company's financial performance, and other criteria discussed below. In 1996 as in 1995, management continued to effectively implement its long-term strategies, which included: improving operating margins, continuing the implementation of reengineering projects and restructuring programs, integrating key acquisitions into its business segments, divesting non-core businesses, maintaining the flow of new product candidates in the Company's research pipeline and augmenting the Company's research and marketing abilities with key external collaborations. The Committee believes that the success of these strategies is evidenced by the Company's strong financial performance from ongoing operations in 1996, the Company's operating margins, the breadth of the Company's current product portfolio which resulted in considerable sales growth in 1996, the acceptance of the Company's products in the current marketplace, and the number of promising product candidates under development by the Company.

  The Committee also considered management's responses to the changes occurring within the U. S. marketplace for health care products and services. The impact of the evolution to managed care in the health care market continues to be of particular importance to the Company and its shareholders. It is the Committee's opinion that, in this uncertain environment, management continues to develop effectively and implement strategies that position the Company to remain a leader in the health care industry. In addition, Mr. Steere and his senior management team are undertaking significant actions to communicate the Company's position on health care issues to its shareholders, the public and the government. The success of these efforts and their benefits to the Company cannot, of course, be quantifiably measured, but the Committee believes they are vital to the Company's continuing success.

                              TOTAL COMPENSATION

  Target total compensation levels of Company executives are established with consideration given to an analysis of competitive market total compensation. The total compensation package for each executive is then broken down into the three basic components indicated above and discussed in more detail below. In recent years, the Committee has been directing a shift in the mix of the Company's executive compensation towards incentive compensation, with proportionately lesser emphasis on salaries. This strategy is intended to increase the performance orientation of the Company's executive compensation.

  Consequently, salary levels of the Company's executives have been increasing more slowly than other elements of their total compensation. The Committee intends to continue this emphasis in 1997. Based on available public data and the analysis of its outside compensation advisors, the total compensation of Mr. Steere and the other Named Executive Officers generally fell in the upper quartile of total compensation paid by the Peer Group to their executives holding equivalent positions, but the Committee believes that position was consistent with the outstanding performance of the Company compared to the Peer Group.

                                    SALARY

  In setting salaries, the Committee did not use a predetermined formula. Instead, the 1996 salaries of the Chairman and CEO and the other executive officers were based on the Committee's evaluation of each officer's individual job performance, an assessment of the Company's performance, and a desire to shift the mix of compensation towards performance-based categories, and took into consideration salaries paid by the Peer Group to executive officers holding equivalent positions. Mr. Steere's salary in 1996 totaled $1,190,000. For 1997, it has been set at 1,316,500 which represents a 10.6% increase from his 1996 salary. The 1996 salaries of the other Named Executive Officers are shown in the "Salary" column of the Summary Compensation Table on page 8 of this Proxy Statement.

  Due to the retirement of the Company's Vice Chairman at the end of 1995, the management responsibilities of that position were redistributed, and other responsibilities were realigned, among the other Named Executive Officers. As a result, approximately one-half of the increase in aggregate salary from 1995 to 1996 for those individuals represented a promotional adjustment in recognition of those additional responsibilities, with the remainder of the increase in salary representing merit adjustments based on performance.

                            ANNUAL INCENTIVE AWARDS

  The second element of the executive compensation program is the Annual Incentive Award Program. For Mr. Steere, the Annual Incentive Award can range from 0 percent to 200 percent of his salary, depending upon the Board's evaluation of Mr. Steere's performance. In evaluating his performance, the Committee used the performance indicators referred to above under "Evaluation of Executive Performance" and other confidential qualitative and quantitative performance indicators that were recommended by Mr. Steere, adopted by the Committee and confirmed by the Board in February 1996. After reviewing actual results in 1996 against the performance indicators, the Committee approved, and the Board confirmed, an Annual Incentive Award for 1996 to Mr. Steere of $2,300,700.

  The 1996 Annual Incentive Awards for other executive officers were based, in part, on the same performance indicators used to determine Mr. Steere's annual award. In addition, the executive officers were required to achieve certain individual goals relating to their positions, plus confidential goals contained in the operating plans of the businesses for which they are responsible, as well as Company performance criteria. The Annual Incentive Awards for 1996 paid to each of the Named Executive Officers are shown in the "Bonus" column of the Summary Compensation Table on page 8 of this Proxy Statement.

  Included in this Proxy Statement is a proposal to approve a plan which would establish objective criteria for determining the Annual Incentive Awards to qualify them for a deduction under the Internal Revenue Code.

                          LONG-TERM INCENTIVE AWARDS

  In 1996, Mr. Steere and the other executive officers participated in the Company's long-term incentive compensation program. As discussed below, the program consisted of stock option grants made under the Company's Stock and Incentive Plan, and awards made under the Company's Performance-Contingent Share Award Program.

  In 1996, in respect of Mr. Neimeth's retirement, the Committee determined to make a cash payment to Mr. Neimeth equal to the value of 1,214 restricted shares of the Company's Common Stock, awarded as part of his 1993 compensation, which he forfeited by reason of his retirement. By his retirement, Mr. Neimeth also gave up additional Common Stock awards made to him in past years under the Company's Performance-Contingent Share Award Program. The number of shares he would have earned from those contingent awards will not be determined until 1998, 1999 and 2000. In respect of his retirement, the Committee has agreed to pay to Mr. Neimeth the pro-rated cash value of those shares after their number has been determined.

(a) Stock Options

  The Committee granted Key-Employee Stock Options to each executive officer in 1996 under the Company's Stock and Incentive Plan. In selecting the size of the Key-Employee Stock Option grants, the Committee reviewed competitive data relating to similar grants made by the Peer Group to executive officers holding comparable positions at those companies, the individual stock ownership of the Company's executive officers and the interrelationship with the 1996 Performance-Contingent Share Awards made to such officers. Based upon this data, Mr. Steere was awarded Key-Employee Stock Options for 150,000 shares of Common Stock and the other Named Executive Officers were awarded the number of Key-Employee Stock Options shown in the table headed "Option Grants in 1996" on page 9 of this Proxy Statement. The Key-Employee Stock Options of the Named Executive Officers and all other executive officers will vest over a five-year period, with 20 percent of the options vesting each year.

  Key-Employee Stock Options granted to Mr. Steere and the other Named Executive Officers, when combined with the value of the Performance-Contingent Shares that these officers may potentially earn, are targeted by the Committee to fall at the median range of the value of long-term incentives granted by the Peer Group to executive officers holding comparable positions at those companies, assuming that the Company's performance also falls at the median of the Peer Group's performance. If the Company's actual performance exceeds the median performance of the Peer Group, however, the total value of long-term incentive awards (which would include Performance-Contingent Share awards discussed below) will be higher than the median awards made by the Peer Group. Similarly, if the Company's performance falls below the median performance of the Peer Group, the total value of the long-term incentive awards would fall below the median awards of the Peer Group.

(b) Performance-Contingent Share Awards

  The Committee also made awards to Mr. Steere and other executive officers in 1996, including the Named Executive Officers, under the Company's Performance-Contingent Share Award Program (the "Program"). The potential size of each award, including the maximum number of shares of Common Stock that may be earned by each executive officer, was established by the Committee after examining similar awards made by the Peer Group to executive officers holding comparable positions at those companies. Payments pursuant to the awards are determined by using a non-discretionary formula comprised of two performance criteria measured over the applicable performance period: total shareholder return and earnings per share growth over the performance period relative to the performance of the Peer Group. The performance formula weighs each criterion equally. To the extent that the Company's performance exceeds the low end of the range of the performance of the Peer Group in either or both of the performance criteria, a varying amount of shares of Common Stock up to the maximum will be earned.

  Except for the 1993 Program awards, which provide for shorter performance periods, the performance period for all awards made under the Program is five years. Based on the Company's performance during the

1993-96 performance period, Mr. Steere and the other Named Executive Officers earned 89,200 Performance-Contingent Shares under the 1993 Program award formula previously approved by the Committee. The total number of such shares earned by Mr. Steere was 40,000. The total number of shares earned by each of the Named Executive Officers is shown on page 9 of this Proxy Statement in footnote 5 to the "LTIP Payouts" column of the Summary Compensation Table.

  In connection with the 1996 Program award for Mr. Steere, the number of Performance-Contingent Shares that he may earn at the end of the five-year performance period (1/1/97-12/31/2001) will range from 0 to 50,000. As for the other Named Executive Officers, reflecting their current responsibilities, the number of Performance-Contingent Shares that Dr. McKinnell may earn at the end of the same five-year performance period will range from 0 to 25,000, the number of such shares that Dr. Niblack may earn will range from 0 to 21,000 and the number of shares that Mr. Miller may earn will range from 0 to 15,000. The maximum number of Performance-Contingent Shares that may be earned by Mr. Steere and the other Named Executive Officers under the Program is shown in the table headed "Long-Term Incentive Plan -- Awards in 1996" on page 10 of this Proxy Statement.

                                  TAX POLICY

  In 1993, the Internal Revenue Code ("Code") was amended with respect to the tax deductibility of executive compensation. Under the Code, publicly-held companies such as the Company may not deduct compensation paid to certain executive officers to the extent that such compensation exceeds $1 million in any one year for each such officer. The law, however, includes an exception for "performance-based" compensation, including stock options granted under a stock option plan that has been previously approved by shareholders, provided that such options are not issued below the fair market value of the stock on the date of the grant. The Company's Stock and Incentive Plan meets these requirements so stock options awarded to the Company's executive officers in 1996 are eligible for the performance-based compensation exception to the deduction limitation. Compensation other than stock options, however, must meet other requirements in order to qualify as tax deductible "performance-based" compensation.

  Under the Code, compensation is deemed "performance-based," and not subject to the $1 million deduction limitation, if it meets the following requirements: (1) it is paid solely on account of the attainment of one or more preestablished objective performance goals; (2) the performance goals under which the compensation is to be paid are established by a committee comprised solely of two or more outside directors who satisfy certain requirements; (3) the committee certifies in writing prior to payment of the compensation that the performance goals and any other material terms of payment were, in fact, satisfied; and (4) the material terms of the performance goals under which the compensation is to be paid has been approved by the affirmative vote of a majority of shares voting at a meeting of the shareholders of the Company.

  The Performance-Contingent Share Awards granted in 1996 to Mr. Steere and the other executive officers qualify as "performance-based" compensation under the requirements of the Code as set forth above. Accordingly, the eventual payouts of these awards will be fully deductible by the Company.

  The Annual Incentive Awards granted to the Company's executive officers in 1996 are not eligible for the performance-based exception under the Code because they were awarded based, in part, on certain goals (such as responding to changes occurring within the U. S. health care marketplace) and performance evaluations that would not be deemed solely "objective" as required for deductions by the tax law. As noted above, included in this Proxy Statement is a proposal to approve a plan which would establish objective criteria for determining the Annual Incentive Awards. If approved by shareholders, future Annual Incentive Awards will be deductible.

                            STOCK OWNERSHIP PROGRAM

  A stock ownership program was adopted by the Board upon this Committee's recommendation in August 1993. Under the guidelines of this program, employee directors (currently Mr. Steere) were expected to own by December 1998 Company Common Stock equal in value to at least three times their annual salaries. The program also extends to the other Named Executive Officers and certain other executive officers who, as of the same time, were expected to own Company Common Stock equal in value to at least two times their annual salaries. All other executive officers were expected to own stock with a value equivalent to their annual salaries. The Committee has determined that, as of the end of 1996, full compliance had already been achieved by all executive officers, except three officers who were recently elected to their positions. These three officers are making good progress toward their goals and are on schedule.

  The Committee decided to increase the existing guidelines, effective January 1, 1997, and to expand coverage under the program to additional executives who are expected to own a specific amount of stock. Employee directors (Mr. Steere) are now required to own shares equivalent in value to at least five times their annual salary. The other Named Executive Officers and other members of the Corporate Management Committee are expected to own Company Common Stock equal in value to at least four times their annual salary. Other elected officers are expected to own three times their annual salary, and all other participants in the Performance-Contingent Share Award Program are expected to own an amount equal in value to their annual salary.

  Under the program, "stock ownership" is defined as stock owned by the executive officer directly or through the Company's Savings and Investment Plan or awarded pursuant to the Performance-Contingent Share Award program and subsequently deferred. While the Named Executive Officers and other participants in this program have been given five years to achieve compliance with this program, the Committee monitors the participation of the executive officers and expects that incremental progress will be made each year by each officer during the five-year phase-in period.

                                   GLOSSARY

  Annual Incentive Awards. These awards are annual cash payments which may be awarded by the Committee to executive officers on the basis of both Company performance and individual performance over the prior year. Qualitative and quantitative performance indicators used to serve as the basis for an assessment of the performance of the executive officers are established by the Committee (and approved by the Board in the case of the CEO) at the beginning of the performance period.

  Committee. The Executive Compensation Committee of the Board of Directors.

  Key-Employee Stock Options. Stock options granted under the Company's Stock and Incentive Plan to a select group of management employees in the U. S. and overseas who are considered to have a substantial impact on the Company's operations.

  Named Executive Officers. This refers to the five most highly compensated executive officers of the Company -- Mr. Steere, Drs. McKinnell and Niblack, and Messrs. Neimeth and Miller.

  Peer Group. This group consists of the eleven health care companies referred to in the Performance Graph that follows this report.

  Performance-Contingent Shares. These are shares of Pfizer Inc. Common Stock that may be awarded by the Committee to the Named Executive Officers and certain other employees of the Company under the Performance-Contingent Share Award Program. For shares to be issued to any such officer or employee, however, certain preestablished Company performance criteria must be met over a preestablished performance period. This program is described in further detail on page 18 of this Proxy Statement.

  Stock and Incentive Plan. This refers to the Pfizer Inc. Stock and Incentive Plan which is described in further detail on page 19 of this Proxy Statement.

THE EXECUTIVE COMPENSATION COMMITTEE:
  Mr. Burns (Chair)
  Mr. Harvey
  Mr. Labrecque

                               PERFORMANCE GRAPH

  Set forth below is a graph comparing the total shareholder returns (assuming reinvestment of dividends) of the Company, the Standard & Poor's ("S&P") 500 Composite Stock Index ("S&P 500"), and an industry peer index compiled by the Company that consists of the following companies: Abbott Laboratories, American Home Products Corp., Baxter International Inc., Bristol-Myers Squibb Company, Colgate-Palmolive Co., Johnson & Johnson, Eli Lilly and Company, Merck and Co., Inc., Pharmacia & Upjohn Inc., Schering-Plough Corp., and Warner-Lambert Company (together the "Peer Group"). The Peer Group consolidation was done on a weighted average basis (market capitalization basis, adjusted at the beginning of each year). The graph assumes $100 invested at the per share closing price of the Common Stock on the New York Stock Exchange Composite Tape on December 31, 1991 in the Company and each of the other indices.


                           Cumulative Total Returns*
                              1991 through 1996
                                 [Line Graph]

              1991      1992      1993      1994      1995      1996
-----------------------------------------------------------------------
Pfizer        100       88.0      86.0      99.2      165.4     221.5

-----------------------------------------------------------------------
Peer Group    100       84.5      79.1      89.5      140.7     175.5

-----------------------------------------------------------------------
S&P 500       100       107.6    118.4      120.0     165.1     203.0

-----------------------------------------------------------------------

* Based on Share Price Appreciation and Assuming Reinvestment of Dividends.

               EMPLOYEE BENEFIT AND LONG-TERM COMPENSATION PLANS

                            RETIREMENT ANNUITY PLAN

  The Retirement Annuity Plan (the "Retirement Plan") is a funded, tax qualified, noncontributory defined benefit pension plan that covers certain employees, including the Named Executive Officers. Benefits under the Retirement Plan are based upon the employee's earnings during service with the Company and/or its "Associate Companies" and are payable after retirement generally in the form of an annuity. Earnings covered by the Retirement Plan are base pay, bonus, long-term incentive pay and vested shares of restricted stock. The amount of annual earnings that may be considered in calculating benefits under the Retirement Plan is limited by law. For 1997, the current annual limitation is $160,000. The value of benefits, such as stock options, is not considered earnings for the purposes of the Retirement Plan.

  Benefits under the Company's Retirement Plan are calculated as an annuity equal to the greater of (i) 1.4 percent of the average earnings for the five highest consecutive calendar years prior to January 1, 1995 multiplied by years of service, or (ii) 1.75 percent of such earnings less 1.5 percent of Primary Social Security benefits multiplied by years of service. Actual earnings are used in benefit calculations for the period after December 31, 1994 under both formulas. The total years of service under these formulas cannot exceed 35 years. Contributions to the Retirement Plan are made entirely by the Company and are paid into a trust fund from which the benefits of participants will be paid.

  In accordance with the requirements of the Code, the Retirement Plan currently limits pensions paid under the Plan to an annual maximum of $125,000, payable at age 65. The Company also has an unfunded supplemental plan that provides that the Company will pay out of its general assets an amount substantially equal to the difference between the amount that would have been payable under the Retirement Plan, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Retirement Plan. In certain circumstances, the Company is obligated to fund trusts established to secure its obligations to make payments under the supplemental plan.

                              PENSION PLAN TABLE

  The following table shows, for the final compensation and years of service indicated, the annual pension benefit, payable commencing upon retirement at age 65 under the present benefit formula of the Retirement Plan and its related supplemental plan. The estimated retirement benefits have been computed on the assumptions that (i) payments will be made in the form of a 50 percent joint and survivor annuity (and both the Plan member and spouse are age 65), (ii) during the period of employment the employee received annual compensation increases of six percent and (iii) the employee retired as of December 31, 1996.

                                             YEARS OF SERVICE
                          ------------------------------------------------------
REMUNERATION                  15         20         25         30         35
------------              ---------- ---------- ---------- ---------- ----------
$  500,000............... $   91,931 $  121,663 $  151,395 $  181,127 $  210,859
 1,000,000...............    186,840    247,297    307,753    368,210    428,666
 1,500,000...............    281,749    372,930    464,111    555,292    646,473
 2,000,000...............    376,658    498,563    620,469    742,374    864,279
 3,500,000...............    661,385    875,463  1,089,542  1,303,620  1,517,699
 5,000,000...............    946,111  1,252,363  1,558,615  1,864,867  2,171,119
 6,500,000...............  1,230,838  1,629,263  2,027,688  2,426,113  2,824,538
 8,000,000...............  1,515,565  2,006,163  2,496,761  2,987,360  3,477,958
 9,500,000...............  1,800,291  2,383,063  2,965,834  3,548,606  4,131,378

  As of December 31, 1996, the period of service covered by the Retirement Plan and the supplemental plan are, for Mr. Steere -- 35 years; Dr. McKinnell -- 25 years, 10 months; Mr. Neimeth -- 34 years, 4 months; Dr. Niblack --29 years, 1 month; and Mr. Miller -- 25 years, 11 months. Compensation covered by the Retirement Plan and its related supplemental plan for the Named Executive Officers equals the amounts set forth in the 1996 "Salary," "Bonus" and "LTIP Payouts" columns of the Summary Compensation Table and the value of the restricted stock that vested on February 17, 1996 as described in Footnote 3 to that table. The basis upon which benefits are calculated under the Company's Retirement Plan is described in the "Retirement Annuity Plan" section on page 17 of this Proxy Statement.

                  PERFORMANCE-CONTINGENT SHARE AWARD PROGRAM

  Under the Performance-Contingent Share Award Program, participating employees may be granted an opportunity by the Company's Executive Compensation Committee to earn shares of Common Stock, provided certain performance criteria are met. The performance formula is nondiscretionary and is comprised of two performance criteria -- total shareholder return (including reinvestment of dividends) and growth in earnings per share (as reported) -- measured point-to-point over the applicable performance period relative to the performance of the Peer Group as defined in the "Performance Graph" section of this Proxy Statement. The 200 most highly compensated employees of the Company are eligible to be granted the opportunity by the Executive Compensation Committee to earn Performance-Contingent Shares. Except for awards made in 1993, all awards granted under the Program are based upon a five-year performance period. Awards earned by the Named Executive Officers under this Program for the performance period ended December 31, 1996 are shown in the "LTIP Payouts ($)" column of the Summary Compensation Table on page 8 of this Proxy Statement.

                          SAVINGS AND INVESTMENT PLAN

  Under the terms of the Savings and Investment Plan (the "Savings Plan"), participating employees may contribute up to 15 percent of regular earnings into their Savings Plan accounts. A participating employee may elect to make after-tax contributions, before-tax contributions, or both after-tax and before-tax contributions. In addition, under the Savings Plan, the Company contributes an amount equal to one dollar for each dollar contributed by participating employees up to the first two percent of their regular earnings and fifty cents for each additional dollar contributed by employees on the next four percent of their regular earnings. The Company's matching contributions are invested solely in the Company's Common Stock.

  In accordance with the requirements of the Code, the Savings Plan currently limits the additions that can be made to a participating employee's account to $30,000 per year. The term "additions" includes Company matching contributions, before-tax contributions made by the Company at the request of the participating employee under Section 401(k) of the Code, and employee after-tax contributions.

  Of those additions, the maximum before-tax contribution is limited, for January 1, 1994 through December 31, 1995, to $9,240 per year. Effective January 1, 1996, this limit increased to $9,500 per year. In addition, no more than $160,000 of annual compensation may be taken into account in computing benefits under the Savings Plan, in accordance with the Code. The Company has a supplemental plan to pay out of general assets an amount substantially equal to the difference between the amount that, in the absence of legislation limiting such additions and the $160,000 limitation on earnings, would have been allocated to a participating employee's account as employee before-tax contributions, Company matching contributions and the amount actually allocated under the Savings Plan. Employees affected by these limitations who make limited deferrals of income under this supplemental plan receive credit for such deferrals towards their retirement benefit under the Company's retirement plans. In certain circumstances, the Company is obligated to fund trusts established to secure its obligations to make payments under the supplemental plan.

  Amounts deferred, if any, under the Savings Plan and the related supplemental plan in 1996 by the Company's Named Executive Officers are included in the "Salary" and "Bonus" columns of the Summary

Compensation Table shown on page 8 of this Proxy Statement. Company matching contributions allocated to the Named Executive Officers under the Savings Plan and the related supplemental plan are shown in the "All Other Compensation" column of the Summary Compensation Table on page 8 of this Proxy Statement.

                           STOCK AND INCENTIVE PLAN

  Pursuant to the Stock and Incentive Plan, Company employees may be granted stock options, stock appreciation rights, stock awards (including restricted stock awards and performance-based stock awards), or performance unit awards, either as a result of a general grant or as a result of an award based on having met certain performance criteria, as determined by the Employee Compensation and Management Development Committee or the Executive Compensation Committee, as applicable. Non-employee directors of the Company are not eligible to participate in this Plan.

                             SEVERANCE AGREEMENTS

  The Company has entered into severance agreements with certain executive officers, including each of the Named Executive Officers. The agreements continue through September 30, 1997 and provide that they are to be automatically extended in one-year increments unless the Company has given prior notice of termination.

  These agreements are intended to provide for continuity of management in the event of a change in control of the Company. The agreements provide that covered executive officers could be entitled to certain severance benefits following a change in control of the Company. If, following such a change in control, the executive officer is terminated by the Company for any reason, other than for disability or for cause, or if such executive officer terminates his or her employment for good reason (as defined in the agreements), then the executive officer is entitled to a severance payment that will be 2.99 times the greater of (i) the executive officer's base amount, as defined in the agreements or (ii) the sum of the executive officer's (a) base salary in effect at the time of termination and (b) the higher of the (x) last full-year annual incentive payment or (y) projected annual incentive payment for the year in which termination occurs. The severance payment generally would be made in the form of a lump sum.

  In addition, in the event of such a termination following a change in control, under the agreements each executive officer would receive a payout of all outstanding Performance-Contingent Share Awards that had been granted prior to the date of termination at the maximum amounts that could have been earned pursuant to the awards, along with all shares earned but deferred in accordance with the deferral feature of the Performance-Contingent Share Award Program. The executive officer would also receive a benefit payable from the Company's general funds calculated using the benefit calculation provisions of the Company's Retirement Annuity Plan and the Company's unfunded Supplemental Retirement Plan with the following additional features: the executive officer would receive credit for an additional three years of service and compensation for purposes of calculating such benefit; the benefit would commence at age 55 (or upon the date of termination, if the executive officer is then over age
55) and for this purpose, three years would be added to the executive officer's age; such benefit would be further determined without any reduction on account of its receipt prior to age 65; and, such benefit would be offset by any amounts otherwise payable under the Company's Retirement Annuity Plan and unfunded Supplemental Retirement Plan. The executive officer would also become vested in all other benefits available to retirees of the Company including, without limitation, retiree medical coverage. All restrictions on restricted stock previously awarded to such executive officer would lapse and all unvested options granted to such executive officer would vest and become exercisable for the remainder of the term of the option.

  If a change in control occurs, the agreements are effective for a period of four years from the end of the then existing term. Under the severance agreements, a change in control would include any of the following events: (i) any "person", as defined in the Securities Exchange Act of 1934, as amended, acquires 20 percent or more of the Company's voting securities; (ii) a majority of the Company's directors are replaced during a two- year period; or
(iii) shareholders approve certain mergers, or a liquidation or sale of the Company's assets. In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Code, the Company will "gross-up" the executive officer's compensation for all federal, state and local income and excise taxes and any penalties and interest thereon.

  In certain circumstances, the Company is obligated to fund trusts established to secure its obligations to make payments under the severance agreements in advance of the time payment is due.

                  COMPENSATION OF DIRECTORS AND OTHER MATTERS

  The non-employee directors of the Company receive an annual cash retainer fee of $26,000 per year. Non-employee directors who serve on one Board committee or more (other than the Executive Committee) receive an additional annual fee of $4,000 for such service. In addition, non-employee directors who chair a Board committee receive an additional $2,000 per year, per committee. Directors who are employees of the Company receive no retainers for Board-related service.

  The non-employee directors of the Company also receive a fee of $1,500 for attending each Board meeting, committee meeting, the Annual Meeting of Shareholders, for each day of a visit by the Board to a plant or office of the Company or its subsidiaries, and for attending any other business meeting to which the director is invited by the Board or the Executive Committee. Directors who are employees of the Company receive no fees for attending any such meeting.

  In addition to the annual cash compensation discussed above, on the day of the 1996 Annual Meeting of Shareholders, all non-employee directors of the Company who continued as directors were awarded 600 units under the Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors and an additional 367 such units under the Pfizer Inc. Annual Retainer Unit Award Plan. Descriptions of both Plans are set forth below.

  In October of 1995 the Company's Retirement Plan for Non-Employee Directors was terminated. All benefits existing under the Plan at that time which were vested are retained by the directors concerned.

                   BENEFIT PLANS FOR NON-EMPLOYEE DIRECTORS

  Under the Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors (the "Unit Award Plan"), directors who are not employees of the Company or any of its subsidiaries may defer all or a part of their annual cash retainers and meeting fees until they cease to be directors. At the director's election, the fees held in the director's account may be credited either with interest at the rate of return of Fund A (the Fixed Income Fund) of the Pfizer Inc. Savings and Investment Plan, or with units. The units are calculated by dividing the amount of the fee by the closing price of the Common Stock as of the last business day prior to the date that the fee would otherwise be paid. The units in a director's account are increased by the value of any distributions on the Common Stock, allocated in accordance with the number of units in the account. When a director ceases to hold office, the amount held in the director's account is then payable in cash. The amount to be paid is determined by multiplying the number of units in the account by the closing price of the Common Stock as of the last business day prior to the payment date as determined in the Unit Award Plan.

  Also under the Unit Award Plan, non-employee directors are granted an initial award of 600 units upon first becoming a director. Thereafter, each non-employee director is granted an annual award of 600 such units ("Annual Unit Award") as of the date of the Company's Annual Meeting, provided the director will continue to serve as a director following the meeting. The awards under the Unit Award Plan are made in addition to the directors' annual cash retainers and meeting attendance fees. Such units are not payable until the recipients cease to be directors.

  Non-employee directors also receive, under the Pfizer Inc. Annual Retainer Unit Award Plan, the share equivalent of their annual retainer fee in similarly restricted units. These awards are in addition to the Annual Unit Awards, the directors' annual cash retainers and meeting attendance fees, and are made annually on the day of the Company's Annual Meeting. The appropriate number of units to be awarded to the non-employee directors is based upon the five-day average of the closing trading price of the Company's Common Stock on the New York Stock Exchange for the first five trading days after April 1 of each year (rounded up to the nearest unit).

  In certain circumstances, the Company is obligated to fund trusts established to secure its obligations to make payments to its directors under the above benefit plans, programs or agreements in advance of the time payment is due.

                             RELATED TRANSACTIONS

  During 1996, the Company engaged the services of Lazard Freres & Co. LLC, of which Mr. Rohatyn is a Managing Director. Lazard Freres & Co. LLC acted as a financial advisor in connection with potential acquisitions, divestitures and general corporate matters and as a broker in connection with the purchase and sale of securities. In 1997, the Company plans to retain this firm for such services and similar services. In addition, the Pfizer Retirement Annuity Plan is a limited partner in Corporate Partners, L.P., of which LFCP Corp., a wholly-owned subsidiary of Lazard Freres & Co. LLC, is the general partner.

  The Company also has other business arrangements with organizations with which certain of the Company's directors are affiliated. However, none of those arrangements are material to either the Company or any of those organizations.

  The transactions described in this section were entered into by the Company pursuant to arm's length negotiations in the ordinary course of business and on terms that the Company believes to be fair.

                            ADDITIONAL INFORMATION

  Dr. Ikenberry and Messrs. Rohatyn, Steere and Valles and certain officers and former directors and officers of the Company were named as defendants in a civil suit brought purportedly on behalf of the Company as a shareholder derivative action in the Superior Court of the State of California, County of Orange. The complaint alleges breaches of fiduciary duty and other common law violations in connection with the manufacture and distribution of Shiley heart valves and seeks, among other things, unspecified money damages. Even though it is believed that the suit is without merit, in order to avoid the monetary and other costs of litigation, the Company has entered into an agreement to settle this action by way of a $15 million payment by the Company's insurance carrier to the Company with an attorneys' fee to be paid by the Company out of the proceeds of the settlement to the shareholders' attorneys who brought the case. The settlement is subject to court approval and a fairness hearing is scheduled for April 11, 1997.

                               BOARD COMMITTEES

                     THE EXECUTIVE COMPENSATION COMMITTEE

  The Executive Compensation Committee consists of Messrs. Burns (Chair), Harvey and Labrecque. None of the directors on this Committee are employees of the Company. The Committee met ten times in 1996.

  The Executive Compensation Committee is responsible for establishing annual and long-term performance goals for the Company's elected officers. This responsibility includes establishing the compensation and evaluating the performance of the Chairman and Chief Executive Officer and other elected officers of the Company. The Committee's additional functions are to determine and certify the shares awarded under the Performance-Contingent Share Award Program; to grant options and awards under the Stock and Incentive Plan; to advise on the setting of compensation for senior executives whose compensation is not otherwise set by the

Committee; to monitor compliance by officers with the Company's program of required stock ownership; and to publish an annual Executive Compensation Committee Report for the shareholders. The Executive Compensation Committee Report is included beginning on page 11 of this Proxy Statement.

                      THE CORPORATE GOVERNANCE COMMITTEE

  The Corporate Governance Committee consists of Ms. Horner (Chair), Dr. Brown and Mr. Kamen. None of the directors on this Committee are employees of the Company. The Committee met eight times in 1996.

  The Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning the appropriate size, function, and needs of the Board. This responsibility includes considering and recommending candidates to fill new positions on the Board created by either expansion or vacancies that occur by resignation, retirement, or for any other reason; reviewing candidates recommended by shareholders; conducting inquiries into the backgrounds and qualifications of possible candidates; and recommending the director nominees for approval by the Board and the shareholders. The Committee's additional functions are to consider questions of possible conflicts of interest of Board members and of senior executives of the Company; to monitor and recommend the functions of the various committees of the Board; to recommend members of the committees; to advise on changes in Board compensation; to make recommendations on the structure of Board meetings; and to recommend matters for consideration by the Board. In addition, the Committee considers and reviews the Company's Corporate Governance Principles; establishes director retirement policies; reviews the functions of the senior officers and makes recommendations with respect to any changes; reviews the job performance of officers and other senior executives with the Chairman and Chief Executive Officer; reviews the outside activities of senior executives; and reviews with the Chief Executive Officer the succession plans relating to officer positions.

                              THE AUDIT COMMITTEE

  The Audit Committee consists of Dr. Ikenberry (Chair), Mr. Cornwell, Mr. Rohatyn, Dr. Simmons and Dr. Valles, none of whom is an employee of the Company. The Committee met six times in 1996.

  The Audit Committee has the responsibility of recommending the annual appointment of the public accounting firm to be outside auditors for the Company, subject to approval by the Board and the shareholders. The Committee reviews with the outside auditors the scope of the audit, the fees therefor and related matters, receives copies of the annual comments from the outside auditors on accounting procedures and systems of control, and reviews with them any questions, comments or suggestions they may have relating to the internal controls, accounting practices or procedures of the Company or its subsidiaries. It also reviews with management and the outside auditors the annual and quarterly financial statements of the Company and any material changes in accounting principles or practices used in preparing the statements. Additional responsibilities include reviewing the programs of the Company's Internal Audit Department, including procedures for assuring implementation of accepted recommendations made by the outside auditors, and receiving summaries of all audit reports issued by the Internal Audit Department. The Committee also reviews the status of compliance with laws, regulations, and internal procedures, contingent liabilities and risks that may be material to the Company.

            ITEM 2 -- APPROVAL OF APPOINTMENT OF AUDITORS FOR 1997

  The Board, upon the recommendation of its Audit Committee, has appointed KPMG Peat Marwick LLP to serve as the Company's independent auditors for 1997, subject to the approval of the Company's shareholders. The firm and its predecessors have audited the financial records of the Company for many years during which time the practice of rotating the engagement partner has been followed. The Board considers the firm to be well qualified.

  It is expected that representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

  Total audit fees incurred by the Company for all independent auditors for 1996 were approximately $5,209,000, of which approximately $5,050,000 was attributable to KPMG Peat Marwick LLP.

  The affirmative vote of a majority of votes cast on this proposal is required for the approval of this proposal.

  THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR 1997.

                 ITEM 3 -- INCREASE IN AUTHORIZED COMMON STOCK

  The Board has unanimously adopted a resolution, subject to shareholder approval, amending the Company's Restated Certificate of Incorporation to increase the number of shares of authorized Common Stock, par value $.05 per share, by 1,500,000,000 shares. The Board submits that resolution, which follows, to the shareholders:

  "Resolved, that the first paragraph of Article FOURTH of the Restated Certificate of Incorporation be amended to read as follows:

  A. Authorized Shares and Classes of Stock.

  The total number of shares and classes of stock that the Company shall have authority to issue is three billion twelve million (3,012,000,000) shares, which shall be divided into two classes, as follows: twelve million (12,000,000) shares of Preferred Stock, without par value, and three billion (3,000,000,000) shares of Common Stock of the par value of $.05 per share."

  If the proposed amendment is adopted by the shareholders, the Company plans to file a Certificate of Amendment to the Restated Certificate of Incorporation to be effective as soon as practicable following the Annual Meeting of Shareholders.

  On December 31, 1996, of the 1,500,000,000 authorized shares of Common Stock, a total of 645,294,257 shares was outstanding, 43,680,701 shares were held in the Company's treasury, 1,727,882 shares were reserved for issuance on conversion of the Company's 4% Convertible Subordinated Debentures Due 1997, 4,129,479 shares were reserved for issuance under the Shareholder Investment Program, 193,540 shares were reserved for issuance under the Performance-Contingent Share Award Program, 7,000,000 shares were reserved for issuance under the Company's Savings and Investment Plan, 600,000 shares were reserved for issuance under the Company's Pfizer Seiyaku Employee Stock Ownership Plan, 65,400 shares were reserved for issuance under the Company's Restricted Stock Plan for Non-Employee Directors (replaced by the Unit Award Plan) and 60,720,666 shares were reserved for issuance under the Company's Stock and Incentive Plan. The remainder of shares of authorized Common Stock was not issued or subject to reservation.

  It is the intention of the Board, barring unusual circumstances, to vote on a two-for-one stock split in the form of a stock dividend at its meeting which follows the Annual Meeting of Shareholders if the increase in authorized shares is approved. The additional shares will also be available for future acquisitions of property and of securities of other companies and for other corporate purposes. The additional shares will be available for issuance from time to time without further action by the shareholders and without first offering such shares to the shareholders. Shareholders do not have preemptive rights with respect to the Common Stock. The issuance of Common Stock, or securities convertible into Common Stock, on other than a pro-rata basis would result in the dilution of a present shareholder's interest in the Company.

  The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon is required for the adoption of the proposed amendment.

  THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

     ITEM 4 -- APPROVAL OF THE PFIZER INC. EXECUTIVE ANNUAL INCENTIVE PLAN

  The Omnibus Budget Reconciliation Act of 1993 (OBRA) imposed a limit on corporate tax deductions for executive compensation in excess of $1 million per year paid by a public company to its CEO or any of the next four highest paid executive officers as listed in the proxy statement. An exception is provided for performance-based compensation, as described in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

  The Section 162(m) provisions generally require that affected executives' compensation satisfy certain conditions to qualify for the performance-based exclusion from the $1 million deduction cap. The Pfizer Inc. Executive Annual Incentive Plan (the "Plan") is intended to meet these conditions and therefore qualify under Section 162(m) of the Code.

  The Plan would establish a performance goal providing for the payment of annual incentives to Eligible Employees under the Plan when there is positive "Adjusted Net Income" (as defined in the Plan) for the year for which the incentives are paid. The maximum award payable to an individual is .30% (three tenths of one percent) of Adjusted Net Income for such year. As proposed, the Plan defines "Adjusted Net Income" to mean income before cumulative effect of accounting changes as shown on the audited Consolidated Statement of Income of the Company. However, if income before cumulative effect of accounting changes is not shown on the Statement, then Adjusted Net Income will mean net income as shown on the Statement.

  The Executive Compensation Committee of the Board of Directors (the "Committee") would have the authority to exercise discretion within the above maximum in determining the amount of individual awards. This limit has been set higher than the level at which awards have been made under the Company's Annual Incentive Plan in the past, and the Committee does not currently expect to significantly increase the level of awards made under this Plan in the future. However, the limit is designed to permit larger awards in the future in the event the Committee should determine that such awards are necessary to appropriately reward significant accomplishments, or to attract or retain the highest quality executives.

  The primary features of the Plan are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the Plan, the full text of which is set forth as Exhibit 1 to this Proxy Statement.

SUMMARY OF THE PLAN

  The Plan will be administered by the Committee, which is composed of "outside directors" as defined under the Code. The Plan defines an Eligible Employee as a member of the Company's Corporate Management Committee.

  No awards will be made for any year unless there is positive Adjusted Net Income (as described above) for that year.

  Following receipt of a report from the Company's independent auditors of such Adjusted Net Income for the year, the Committee shall determine the maximum amount available for individual awards under the Plan for such year and shall certify that all awards granted under the Plan are within the amount limitations described below.

  The Eligible Employees to whom awards will be made and the amount of their individual awards will be determined by the Committee, taking into consideration the recommendations of the Chairman (for all Eligible Employees other than the Chairman), the employee's contribution to the achievement of the Company's objectives and such other matters as the Committee deems relevant.

  The maximum award payable to an individual is .30% (three tenths of one percent) of Adjusted Net Income for such year.

  Awards may be made to Eligible Employees who retired or whose employment terminated during such year or to the designee or estate of any such Eligible Employee who died during such year.

  All awards will be determined by the Committee and will be paid in cash. The Committee shall have the right to amend the Plan. Any amendment that would (i) change the maximum award that might be determined payable to any Eligible Employee or (ii) materially change the definition of Adjusted Net Income will be subject to shareholder approval. The Committee may also repeal the Plan or discontinue awards on a temporary or permanent basis.

  Based on the Company's interpretation of existing federal tax law, including the regulations under Section 162(m) of the Code, all awards paid pursuant to the Plan will be deductible by the Company. In each instance, the award will be taxable to the employee in the year received.

  There are currently ten Eligible Employees who would be eligible for awards under the Plan for 1997. However, no determination has been made as to the amounts of awards that will be granted to specific individuals in the future. (See the Summary Compensation Table for information relating to prior annual incentive awards to Named Executive Officers.)

  The affirmative vote of a majority of the votes cast on this proposal is required for approval of the Pfizer Inc. Executive Annual Incentive Plan.

  THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE PFIZER INC. EXECUTIVE ANNUAL INCENTIVE PLAN.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16 of the Securities Exchange Act of 1934 ("Section 16") requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC by the Company's directors and executive officers. The Company is required to conduct a review and to identify in its proxy statement each director or officer who failed to file any required report under Section 16 on a timely basis. Based upon that review, the Company has determined that all required reports were filed on a timely basis for the 1996 fiscal year.

     REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS,
          NOMINATION OF DIRECTORS AND OTHER BUSINESS OF SHAREHOLDERS

  Under the Company's By-laws, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing to the Secretary of the Company at 235 East 42nd Street, New York, NY 10017-5755. The nomination or proposed item of business must be received no later than: (1) 60 days in advance of an annual meeting if it is being held within 30 days preceding the anniversary date of the previous year's meeting, or (2) 90 days in advance of such meeting if it is being held on or after the anniversary date of the previous year's meeting. With respect to any other annual or special meeting, the nomination or item of business must be received by the 10th day following the date of public disclosure of the date of such meeting. The nomination must contain the following information about the nominee: name, age, business and residence addresses; principal occupation or employment; the number of shares of Common Stock held by the nominee; the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee as a director; and a signed consent of the nominee to serve as a director of the Company, if elected. Notice of a proposed item of business must include a brief description of the substance of, and the reasons for, conducting such business at the annual meeting, the shareholder's name and address, the number of shares of Common Stock held by the shareholder (with supporting documentation where appropriate) and any material interest of the shareholder in such business.

  The Board is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxies in accordance with their best judgment.

  The chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

  Under the rules of the SEC, shareholder proposals intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by the Company at its principal executive offices by November 18, 1997 for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 MISCELLANEOUS

  The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by the use of the mails, the Company may use telephone, telegraph and personal contact. Such solicitation will be made by regular employees of the Company without additional compensation for such services. The Company has also engaged Morrow & Co., Inc. to assist in the proxy solicitation, and has agreed to pay $25,000 plus expenses for such soliciting services.

                                       By order of the Board of Directors,

                                       /S/ C. L. Clemente
                                       C. L. Clemente
                                       Secretary

                                                                      EXHIBIT 1

                                  PFIZER INC.
                        EXECUTIVE ANNUAL INCENTIVE PLAN

I PURPOSE

  The purpose of the Pfizer Inc. Executive Annual Incentive Plan (the "Plan") is to attract and retain highly qualified individuals; to obtain from each the best possible performance; to establish performance goals based on objective criteria; to further underscore the importance of achieving business objectives for the short and long term; and to include in such individual's compensation package an annual incentive component which is tied directly to the achievement of those objectives. Such component is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and would be deductible by the Company.

II DEFINITIONS

  For the purposes of the Plan, the following terms shall have the following meanings:

  ADJUSTED NET INCOME: Income before cumulative effect of accounting changes as shown on the audited Consolidated Statement of Income of the Company; provided, however, that if income before cumulative effect of accounting changes is not shown on such Statement, then Adjusted Net Income shall mean net income as shown on such Statement.

  AWARDS: The annual incentive awards made pursuant to the Plan.

  BOARD OF DIRECTORS: The Board of Directors of Pfizer Inc.

  COMMITTEE: The Executive Compensation Committee of the Board of Directors or any successor thereto. The Committee shall consist solely of two or more "outside directors" within the meaning of Section 162(m) of the Code.

  COMPANY: Pfizer Inc. and its subsidiary companies.

  ELIGIBLE EMPLOYEE: An employee who is a member of the Company's Corporate Management Committee.

III EFFECTIVE DATE; TERM

  The Plan is effective as of January 1, 1997, subject to approval by the affirmative vote of a majority of shares voting at the Company's 1997 Annual Meeting of Shareholders, and shall remain in effect until such time as it shall be terminated by the Committee.

IV AMOUNTS AVAILABLE FOR AWARDS

  Awards with respect to any taxable year of the Company shall not exceed the limitations specified in Section VI of the Plan.

V ELIGIBILITY FOR AWARDS

  The Committee may grant an award to an Eligible Employee if there is positive Adjusted Net Income.

  The Committee shall give consideration to the contribution made by the Eligible Employee to achievement of the Company's established objectives and such other matters as it shall deem relevant.

  In the discretion of the Committee, Awards may be made to Eligible Employees who have retired or whose employment has terminated after the beginning of the year for which an Award is made, or to the designee or estate of an Eligible Employee who died during such period.

VI DETERMINATION OF AMOUNTS OF AWARDS

  The Committee has sole authority to determine the amount of any Award. The maximum Award payable to an individual is .30% (three tenths of one percent) of Adjusted Net Income for such year. The Committee has authority to exercise discretion within the above maximum in determining the amount of individual Awards.

VII FORM OF AWARDS

  Awards under the Plan shall be made in cash subject to the limitations set forth in Section VI.

VIII PAYMENT OF AWARDS

  Awards may be made at any time following the end of the Company's taxable year; provided, however, that no Awards shall be made until the Committee receives a report from the Company's independent auditors stating the amount of Adjusted Net Income for the year. The Committee shall certify, in writing, that the amount of any such Award does not exceed the limitation under Section VI.

IX SPECIAL AWARDS AND OTHER PLANS

  Nothing contained in the Plan shall prohibit the Company from establishing other special awards or incentive compensation plans providing for the payment of incentive compensation to employees (including Eligible Employees).

X ADMINISTRATION, AMENDMENT AND INTERPRETATION OF THE PLAN

  The Committee shall administer the Plan. The Committee shall have full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, including the delegation of administrative responsibilities, that it believes reasonable and proper and in conformity with the purposes of the Plan.

  The Committee shall have the right to amend the Plan from time to time or to repeal it entirely or to direct the discontinuance of Awards either temporarily or permanently; provided, however, that (i) no amendment of the Plan shall operate to annul, without the consent of the Eligible Employee, an Award already made hereunder, and (ii) no amendment of the Plan that changes the maximum Award determined payable to any Eligible Employee, as set forth in
Section VI, or materially amends the definition of Adjusted Net Income shall be effective before approval by the affirmative vote of a majority of shares voting at a meeting of the shareholders of the Company.

  Any decision made, or action taken, by the Committee arising out of or in connection with the interpretation and/or administration of the Plan shall be final, conclusive and binding on all persons affected thereby.

XI RIGHTS OF ELIGIBLE EMPLOYEES

  Neither the Plan, nor the adoption or operation of the Plan, nor any documents describing or referring to the Plan (or any part hereof) shall confer upon any employee any right to continue in the employ of the Company.

  No individual to whom an Award has been made or any other party shall have any interest in the cash or any other asset of the Company prior to such amount being paid.

  No right or interest of any Eligible Employee in the Plan shall be assignable or transferable, or subject to any claims of any creditor or subject to any lien.

XII MISCELLANEOUS

  All Awards under the Plan are subject to withholding, where applicable, for federal, state and local taxes.

  Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

  The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of Delaware (without regard to principles of conflicts of law).

                      [MAP DETAILING MEETING SITE AREA]



                                                  Pfizer [LOGO]
                                                ANNUAL MEETING OF
                                                  SHAREHOLDERS
                                                 APRIL 24, 1997
                                                   10:00 A.M.


MEETING SITE AREA

The Grant Hyatt Hotel is serviced by Metro North and by the following subway lines going to Grand Central Terminal:

East Side: IRT (Lexington Avenue) Nos. 4, 5 & 6

West Side: IRT (7th Avenue Line) No. 1, 2 & 3 to 42nd Street, then transfer to the No. 7 Flushing
Line or the Shuttle (S).




                                           [LOGO] RECYLCLED PAPER WITH A MINIMUM
                                                  OF 10% POST CONSUMER WASTE

             PFIZER INC.

                PROXY
 SOLICITED BY THE BOARD OF DIRECTORS     The undersigned hereby appoints Wil-
      FOR THE ANNUAL MEETING OF          liam C. Steere, Jr., Henry A. McKin-
             SHAREHOLDERS                nell, Jr., and C.L. Clemente, and
      APRIL 24, 1997, 10:00 A.M.         each of them, as proxies, each with
       AT THE GRAND HYATT HOTEL          full power of substitution, and
   42ND STREET AND LEXINGTON AVENUE      hereby authorizes them to represent
             NEW YORK, NY                and to vote, as designated on the re-
                                         verse side of this form, all the
                                         shares of Common Stock of Pfizer Inc.
                                         held of record by the undersigned on
                                         February 24, 1997, at the Annual
                                         Meeting of Shareholders to be held on
                                         April 24, 1997 at 10:00 a.m. at the
                                         Grand Hyatt Hotel, 42nd Street and
                                         Lexington Avenue, New York, NY, or
                                         any adjournment or postponement
                                         thereof.

                                         IF NO OTHER INDICATION IS MADE ON THE
                                         REVERSE SIDE OF THIS FORM, THE PROX-
                                         IES SHALL VOTE FOR ITEMS 1, 2, 3 AND
                                         4 AND, IN THEIR DISCRETION, UPON SUCH
                                         OTHER BUSINESS AS MAY PROPERLY COME
                                         BEFORE THE MEETING.

                                                    (continued on reverse side)

                                                     (continued from other side)

                                  PFIZER INC.
--------------------------------------------------------------------------------

 The Board of Directors recommends    3. A proposal to approve an
 a vote "FOR" Items 1, 2, 3 and 4        amendment to the Pfizer Inc.
                                         Restated Certificate of
                                         Incorporation to increase the
                                         number of authorized shares of
                                         Common Stock. (Mark ONE box
                                         only.)

1. Election of Directors. (Mark          [_]FOR    [_]AGAINST [_]ABSTAIN
   ONE box only.)
   Nominees: M. Anthony Burns,        4. A proposal to approve the
   George B. Harvey,                     Pfizer Inc. Executive Annual
   Stanley O. Ikenberry, and Harry       Incentive Plan. (Mark ONE box
   P. Kamen.                             only.)

                                         [_]FOR    [_]AGAINST [_]ABSTAIN

                                         IF ACTING AS ATTORNEY, EXECUTOR,
[_]FOR all      [_]Vote                  TRUSTEE, OR IN OTHER REPRESENTATIVE
   nominees,       WITHHELD              CAPACITY, PLEASE SIGN NAME AND TITLE.
   except vote     from all
   withheld        nominees                                                / /97
   from the                             ________________________________________
   following                              (Signature of Shareholder)      Date
   nominees
   (if any):                                                               / /97
                                       ________________________________________
                                          (Signature, if held jointly)    Date

 ________________________________       Please sign, date, and return this
 ________________________________       proxy form in the enclosed return
                                        envelope. Thank you.
2. A proposal to approve the
   appointment of KPMG Peat Marwick
   LLP as independent auditors for
   1997. (Mark ONE box only.)

 [_]FOR   [_]AGAINST [_]ABSTAIN